                                                                      EXHIBIT 11


                     AMERICAN COMMUNICATIONS SERVICES, INC.
             EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (LOSS)




                                                                 Three Months ended June 30,            Six Months ended June 30,
                    NET LOSS                                        1996             1997                1996              1997
------------------------------------------------------          ------------     ------------        ------------      ------------
1  Net Loss                                                     $ 8,761,765      $25,652,058         $17,902,909       $49,675,632

2  Less: Preferred Stock Accretion                                1,061,344          106,201           2,016,833         1,094,839
                                                                ------------     ------------        ------------      ------------

3  Net Loss to Common Stockholders                                9,823,109       25,758,259          19,919,742        50,770,471

4  Add:  Effect on Interest Income & expense                       $245,578         $643,956            $995,987        $2,538,524
   Add:  Convertible Preferred Dividends Saved                    1,061,344          106,201           2,016,833         1,094,839
                                                                ------------     ------------        ------------      ------------

5  Net Loss to Common Stockholders, Anti-Dilutive Basis         $ 8,516,187      $25,008,102         $16,906,922       $47,137,108
                                                                ============     ============        ============      ============

             AVERAGE SHARES OUTSTANDING
------------------------------------------------------

6  Weighted Average Number of
     Common Shares Outstanding                                    6,605,501       28,025,238           6,572,061        17,994,579

7  Net additional shares assuming stock options and
     warrants exercised and proceeds used first to
     purchase treasury shares to 20% of shares out-
     standing at period end, the balance to reduce
     long-term debt                                               1,329,138        6,185,380           1,329,138         6,185,380
   Additional shares assuming conversion of
     preferred shares                                            17,377,278                -          17,377,278                 -
                                                                ------------     ------------        ------------      ------------

8  Weighted average number of common
     and common equivalent
     shares outstanding                                          25,311,917       34,210,618          25,278,477        24,179,959
                                                                ============     ============        ============      ============

                   PER SHARE AMOUNTS
------------------------------------------------------

9  Net loss per common share as
     presented in statements of
     operations (3 / 6)                                         $     (1.49)     $     (0.92)        $     (3.03)      $     (2.82)
                                                                ============     ============        ============      ============

10 Net loss per share as antidilutive basis (5 / 8)             $     (0.34)     $     (0.73)        $     (0.67)      $     (1.95)
                                                                ============     ============        ============      ============